Exhibit 99.1

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	+1-609-720-4261	+1-609-720-4621
Antonella Franzen
+1-609-720-4665

TYCO INTERNATIONAL ACQUIRES LEADING VALVE MANUFACTURER IN BRAZIL

Addition of Hiter Group & Valvulas Crosby Deepens Footprint in South America

SCHAFFHAUSEN, Switzerland, December 14, 2009 — Tyco International Ltd. (NYSE: TYC) announced today that its Flow Control business has acquired two Brazilian valve companies in a move to expand its product and service offerings in Brazil and South America.

In connection with the transaction, Tyco Flow Control acquired Hiter Indústria e Comércio de Controle Termo-Hidráulico Ltda (Hiter), a leading privately-held Brazilian valve manufacturer, and took full ownership of an existing joint venture that Tyco Flow Control had with Válvulas Crosby Indústria e Comércio Ltda. The two businesses had combined revenues of approximately $66 million in 2008.

“These acquisitions represent an important step to further strengthen our Flow Control business in Brazil by providing our current and prospective customers with an expanded suite of products and services,” said Patrick Decker, President of Tyco Flow Control. “By combining Hiter and Valvulas Crosby with our existing operations in Brazil, we will enhance our local manufacturing presence and service capabilities to meet our customer needs in Brazil, South America and locations where they do business around the world.”

About Tyco International

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2009 revenue of more than $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com

About Tyco Flow Control

Tyco Flow Control, a business unit of Tyco International Ltd. (NYSE: TYC), is a leading global manufacturer and marketer of valves and controls, water and environmental systems, and thermal control solutions to vital industries including energy, power, water, mining, chemical, food & beverage, and construction. Tyco Flow Control has more than 15,000 employees in more than 300 locations globally. For more information on Tyco Flow Control, visit www.tycoflowcontrol.com.

About Hiter Group

The Hiter Group began operations in 1965 in a small workshop in São Paulo focused on the needs of the sugar market. Gradually increasing its field of operation, the company has grown to serve a variety of industries, including the oil and gas, food and beverage, chemical, and petrochemical markets.  Hiter now employs approximately 300 employees in the São Paolo area and invests in innovative technology to ensure the performance, quality and reliability of its products.  For information on Hiter, visit www.hiter.com.br.

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